Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jeff Beckman
mpoole@hersheys.com	jbeckman@hersheys.com

Hershey to Acquire Lily’s Confectionery Brand

Low-Sugar Chocolate Offerings Would Strengthen Hershey’s U.S. BFY Confection Portfolio

HERSHEY, Pa., May 18, 2021 - The Hershey Company (NYSE: HSY) today announced it has entered into a definitive agreement to acquire Lily’s, the high-growth, better-for-you (BFY) confectionery brand. Lily’s low-sugar products include dark and milk chocolate style bars, baking chips, peanut butter cups and other confection products that fit Hershey’s multi-pronged better-for-you snacking strategy. Lily’s will add a key better-for-you confection brand to Hershey’s portfolio of iconic chocolate and candy favorites.

“Hershey is focused on developing a BFY confection portfolio that offers a variety of choices to meet the evolving needs of our consumers,” said Chuck Raup, President U.S. “Lily’s is a great strategic complement to our existing offerings in this growing segment of the confection category.”

BFY snacking continues to grow faster than mainstream segments across snacking categories such as potato chips, ice cream and cookies. BFY offerings, however, are still under-developed in confection and the Lily’s acquisition would enable Hershey to accelerate this growth and reimagine the future of the candy aisle in partnership with retailers.

Based today in Boulder, Colo., Lily’s traces its roots to co-founder Cynthia Tice’s decision to raise awareness about better-for-you foods by opening Center Foods, a natural foods store, in Philadelphia in 1978. In 2012, Cynthia launched four Lily’s chocolate style bars nationally in Whole Foods Market and today the expanded line of bars, baking chips and other confections can be found across the country at key retailers. The brand’s mission is to offer consumers a range of great tasting, low sugar treats.

“Cynthia had the vision that consumers wanted a better-for-you option in confections and today 80% of adults want to cut back on their sugar intake,” said Jane Miller, CEO Lily’s. “By joining the Hershey’s family of brands, Lily’s will become a platform confection brand making BFY options easily accessible to all consumers.”

The acquisition will be financed with cash on hand as well as short-term borrowings. Lily’s acquisition is expected to be slightly accretive to earnings in the first full year post closing. The acquisition is subject to customary regulatory approvals and is expected to close in the next few months.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: the ability to timely satisfy the conditions to the closing the transactions contemplated in the definitive agreement; our ability to realize the benefits of the transaction; risks related to the impact of the coronavirus global pandemic (“COVID-19”) on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the distribution of vaccinations and continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2020. All information in this press release is as of May 18, 2021. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

About The Hershey Company

The Hershey Company is headquartered in Hershey, Pa., and is an industry-leading snacks company known for bringing goodness to the world through its iconic brands, remarkable people and enduring commitment to help children succeed. Hershey has approximately 17,000 employees around the world who work every day to deliver delicious, quality products. The company has more than 90 brands around the world that drive more than $8 billion in annual revenues, including such iconic brand names as Hershey's, Reese's, Kit Kat®, Jolly Rancher, Ice Breakers, SkinnyPop, and Pirate's Booty.

For more than 125 years, Hershey has been committed to operating fairly, ethically and sustainably. Hershey founder, Milton Hershey, created the Milton Hershey School in 1909 and since then the company has focused on helping children succeed.

To learn more visit www.thehersheycompany.com.